Exhibit 99.1

CONTACTS: SOLERA NATIONAL BANCORP, INC. DOUGLAS CRICHFIELD, PRESIDENT & CEO (303) 937-6429 ROBERT J. FENTON, EVP & CFO (303) 202-0933	NEWS RELEASE

Solera National Bancorp Year-to-Date Earnings Increase 121%

Gross Loans Up 11% Year-over-Year

LAKEWOOD, CO — October 29, 2012 — Solera National Bancorp, Inc. (OTCQB: SLRK), the holding company for Solera National Bank, reported today net income more than doubled to $168,000, or $0.07 per share, in the first nine months of 2012, compared to $76,000, or $0.03 per share in the like period a year ago.  Improving loan demand, increased noninterest income and continued improvements in asset quality, contributed to profitability in the third quarter and the first nine months of 2012.  In the third quarter of 2012, Solera earned $74,000, or $0.03 per share, compared to $133,000, or $0.05 per share in the preceding quarter, and $159,000, or $0.06 per share in the third quarter a year ago.

“Our third quarter results marks our eighth profitable quarter out of the last ten quarters.  And, although our third quarter results were impacted by a legal settlement and associated legal expenses, our profits are a positive result in this slow-growing economy,” said Douglas Crichfield, President and Chief Executive Officer.  “Asset quality continues to improve, with only one nonperforming loan and two foreclosed commercial businesses in nonperforming assets.  With solid asset quality and recoveries on previously charged-off loans of approximately $25,000 in the quarter, we were able to maintain strong reserves without a provision for loan losses in the third quarter.”  At the end of September 2012, the allowance for loan and lease losses was $1.0 million, or 1.68% of total loans.

Financial Highlights (at or for the period ended September 30, 2012)

•                                          Net income increased 121% to $168,000 for the first nine months of 2012, compared to $76,000 for the first nine months of 2011.

•                                          Solera earned $0.03 per share in the third quarter of 2012, compared to $0.05 in the preceding quarter and $0.06 in the like quarter a year ago.

•                                          Gross loans increased 5% to $61.7 million from the preceding quarter and grew 11% compared to the third quarter of 2011.

•                                          Total assets grew 10% to $154.7 million from $140.7 million reported in the like quarter a year ago.

•                                          Total deposits grew 11% from a year ago to $125.5 million, with a 6% increase in noninterest-bearing demand deposits.

•                                          Solera’s capital ratios continue to significantly exceed regulatory requirements for a well-capitalized financial institution with total risk-based capital at 19.1%.

•                                          Tangible book value, excluding unrealized gains on securities, improved to $7.34 per share up 2% from $7.19 per share a year earlier.

•                                          Solera’s tangible common equity ratio, excluding unrealized gains on securities, was 12.1% at September 30, 2012.

•                                          In July 2012, Solera National Bank was recognized as the Diversity Corporation of the Year by ColoradoBiz magazine, for their service to the diverse business community in Denver.

“Job gains in Metro Denver continue to help fuel the local economy.  Metro Denver employers added 3,900 jobs during July and August.  From strengthening commercial and residential real estate markets to increasing consumer confidence, it’s clear that the Metro Denver economy continues to emerge from the recession,” according to data compiled by the Metro Denver Economic Development Corporation in its Monthly Economic Summary for October 2012.  Commenting on residential real estate the publication continued, “The total number of August sales was 17.9% higher than the August 2011 sales total, and the total number of homes placed under contract in August was a striking 20.5% higher than the comparable 2011 figure.”

The Bank is taking advantage of these market conditions and the rebound in Metro Denver residential real estate.  “We are in the process of recruiting residential mortgage loan professionals to expand our loan portfolio to include the full spectrum of residential loans,” added Crichfield.  “Offering residential mortgages to our customers will complement our relationship-focused approach to banking and is in line with our strategic plan to grow our franchise.”

Balance Sheet and Credit Quality

Solera National Bancorp’s total assets were $154.7 million at September 30, 2012, up slightly compared to $154.6 million at the end of the preceding quarter, and 10% higher than the $140.7 million reported a year ago.

“Loan demand continues to pick up as reflected in the 5% increase in gross loans from the preceding quarter and 11% from a year ago,” said Crichfield.  “We generated approximately $5.8 million in new loan originations during the quarter, primarily in commercial and industrial, and residential real estate loans.  After $2.7 million of payoffs during the quarter, primarily in commercial real estate, net loans generated were $3.1 million.  We are actively marketing our SBA program and expect demand to develop as we go forward.  We believe we have a competitive edge in this market as we continue to focus on serving the Hispanic community and reaching out to credit-worthy customers.”

Gross loans were $61.7 million at the end of the third quarter 2012, compared to $58.5 million at June 30, 2012, and $55.7 million at the end of the third quarter a year ago.  The loan portfolio remains well-diversified with owner-occupied commercial real estate loans representing 30% of the portfolio, investor-owned commercial real estate loans at 29%, commercial and industrial loans representing 17%, residential real estate loans 21% and construction and consumer loans totaling 3% of the loan portfolio.  Commercial real estate concentrations are substantially below regulatory guidance.

The investment securities portfolio totaled $84.9 million at September 30, 2012, up 4% from $81.9 million at September 30, 2011.  At September 30, 2012, the investment portfolio was comprised primarily of U.S. Government-sponsored agency mortgage-backed securities.

Deposits totaled $125.5 million at September 30, 2012, compared to $125.2 million at June 30, 2012 and $112.6 million at September 30, 2011.  Excluding certificates of deposits, core deposits accounted for 54% of total deposits at the end of September 2012.  According to data recently released by the FDIC, Solera now ranks fourth in deposit market share among the fifteen banks operating within a three mile radius of our main office.

Key credit metrics further improved during the third quarter of 2012.  At September 30, 2012, Solera’s non-performing assets, consisting primarily of other real estate owned, were 1.16% of total assets, compared to 1.35% at June 30, 2012 and 1.34% a year ago.  Non-performing loans were down sharply from a year ago with non-performing loans to total loans at 0.02% at September 30, 2012, compared to 1.77% of total loans a year earlier.

Stockholders’ equity was $20.0 million and tangible book value, excluding unrealized gains on securities, was $7.34 a share at September 30, 2012.  Solera’s tangible common equity, excluding unrealized gains on securities, was 12.1% of tangible assets at the end of the third quarter of 2012.

Review of Operations

Total revenue (net interest income plus noninterest income) increased 11% to $1.4 million in the third quarter, compared to $1.3 million in the preceding quarter.  Revenue in the quarter ended September 30, 2011 was $1.4 million.

Net interest income increased 3% to $1.1 million in the third quarter of 2012, compared to $1.0 million in the second quarter of 2012.  Net interest income after the provision for loan and lease losses remained the same for the first nine months of 2012 and 2011 at $3.1 million.

Largely due to the $289,000 gain on the sale of securities, third quarter noninterest income was $329,000, compared to $230,000 for the second quarter of 2012, and $327,000 in the third quarter a year ago.  “We are able to generate gains on the sale of securities periodically; consequently, we continue to maintain a relatively large securities portfolio, which we actively manage for liquidity and interest rate risk purposes,” said Robert J. Fenton, Executive Vice President and Chief Financial Officer.  Solera’s securities portfolio is comprised of high-quality bonds with relatively short maturities.  In the first nine months of 2012, noninterest income was $697,000, up 19% compared to $588,000 in the first nine months a year earlier, due primarily to increased cash surrender value on bank-owned life insurance acquired during the first quarter of 2012, and higher gains from the sale of loans and securities.

“As a result of further improvements in asset quality, we found it unnecessary to record a provision for loan and lease losses thus far in 2012,” added Fenton.  “By comparison, we recorded a $10,000 provision in the third quarter a year ago and $130,000 for the first nine months of 2011.”

“Our net interest margin (NIM) remains under pressure from this continued low interest rate environment,” Fenton said.  In the third quarter of 2012, Solera’s NIM was 2.83%, down slightly from 2.85% in the second quarter of 2012 and down 16 basis points from 2.99% in the third quarter a year ago.  Year-to-date, NIM was 2.82% compared to 3.15% in the first nine months of 2011.  The yield on investments fell 96 basis points to 2.42% while the yield on loans decreased 8 basis points to 5.71%.

For the third quarter of 2012, noninterest expense was $1.3 million, compared to $1.1 million for the second quarter of 2012 and $1.2 million for the third quarter a year ago.  For the first nine months of 2012 and 2011, noninterest expense was $3.6 million for each period.  “Noninterest expense increased in the third quarter mainly due to a legal settlement and associated legal fees totaling approximately $0.05 per share,” commented Crichfield.  “We felt we could successfully defend against the claims at trial, but on the advice of our attorney we decided to settle to avoid the high cost of litigation.  Aside from this anomaly, we continue to keep a tight control over expenses.”

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  It prides itself in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading-edge banking capabilities.  The Bank is also actively involved in the community in which it serves.  For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission filings.  The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; general economic conditions may be less favorable than expected, causing an adverse impact on our financial performance; and the Company is subject to extensive regulatory oversight, which could restrain its growth and profitability.  We undertake no obligation to update or revise any forward-looking statement.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

($000s)	9/30/12	6/30/12	9/30/11
ASSETS
Cash and due from banks	$869	$849	$283
Federal funds sold	1,075	—	—
Interest-bearing deposits with banks	357	357	357
Investment securities, available-for-sale	84,921	89,141	81,877
FHLB and Federal Reserve Bank stocks, at cost	1,175	1,164	1,148
Gross loans	61,664	58,537	55,710
Net deferred (fees)/expenses	215	94	(58)
Allowance for loan and lease losses	(1,033)	(1,009)	(1,069)
Net loans	60,846	57,622	54,583
Premises and equipment, net	530	550	623
Other real estate owned	1,776	1,776	903
Accrued interest receivable	707	718	566
Bank-owned life insurance	2,047	2,027	—
Other assets	419	348	312
TOTAL ASSETS	$154,722	$154,552	$140,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing demand deposits	$2,958	$3,312	$2,792
Interest-bearing demand deposits	8,299	8,950	10,480
Savings and money market deposits	56,519	56,740	61,505
Time deposits	57,694	56,199	37,793
TOTAL DEPOSITS	125,470	125,201	112,570

Securities sold under agreements to repurchase and federal funds purchased	254	814	387
Accrued interest payable	74	63	66
FHLB borrowings	8,500	8,500	8,500
Accounts payable and other liabilities	456	336	491
TOTAL LIABILITIES	134,754	134,914	122,014

Common stock	26	26	26
Additional paid-in capital	26,184	26,172	26,138
Accumulated deficit	(7,472)	(7,546)	(7,806)
Accumulated other comprehensive income	1,230	986	280
TOTAL STOCKHOLDERS’ EQUITY	19,968	19,638	18,638
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$154,722	$154,552	$140,652

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED INCOME STATEMENTS

(unaudited)

				For the
	For the Three Months Ended:			Nine Months Ended:
($000s, except per share data)	9/30/12	6/30/12	9/30/11	9/30/12	9/30/11
Interest and dividend income
Interest and fees on loans	$862	$787	$841	$2,437	$2,512
Investment securities	505	540	578	1,548	1,897
Dividends on bank stocks	11	10	8	29	25
Other	3	3	2	8	5
Total interest income	1,381	1,340	1,429	4,022	4,439

Interest expense
Deposits	285	279	343	864	1,066
FHLB borrowings	34	33	51	98	157
Other borrowings	1	2	2	4	9
Total interest expense	320	314	396	966	1,232
Net interest income	1,061	1,026	1,033	3,056	3,207
Provision for loan and lease losses	—	—	10	—	130
Net interest income after provision for loan and lease losses	1,061	1,026	1,023	3,056	3,077

Noninterest income
Customer service and other fees	20	19	16	54	52
Other income	20	20	3	49	5
Gain on loans sold	—	25	—	25	—
(Loss) on sale of other real estate owned	—	—	(25)	—	(25)
Gain on sale of available-for-sale securities	289	166	333	569	556
Total noninterest income	329	230	327	697	588

Noninterest expense
Salaries and employee benefits	635	587	613	1,789	1,930
Occupancy	120	120	135	367	395
Professional fees	123	78	129	345	355
Other general and administrative	438	338	314	1,084	909
Total noninterest expense	1,316	1,123	1,191	3,585	3,589

Net income	$74	$133	$159	$168	$76

Earnings per share	$0.03	$0.05	$0.06	$0.07	$0.03
Tangible book value per share	$7.34	$7.30	$7.19	$7.34	$7.19
Net interest margin	2.83%	2.85%	2.99%	2.82%	3.15%

Asset Quality:
Non-performing loans to gross loans	0.02%	0.52%	1.77%
Non-performing assets to total assets	1.16%	1.35%	1.34%
Allowance for loan losses to gross loans	1.68%	1.72%	1.92%
Allowance for loan losses to non-performing loans	NM *	328.66%	108.42%
Other real estate owned	$1,776	$1,776	$903

* Not meaningful due to the insignificant amount of non-performing loans.

Select Financial Ratios:
Tier 1 leverage ratio (1)	10.6%	10.9%	11.5%
Tier 1 risk-based capital ratio (1)	17.9%	17.8%	19.9%
Total risk-based capital ratio (1)	19.1%	18.9%	21.2%

(1) Solera National Bank only